Exhibit 4.73
English Translation of Chinese Language Document

Sales Contract

Contract No.: XS120090076
 Signing Place: the Seller’s location
                                  Signing Date: 2009-02-26

The Seller: China Sunergy (Nanjing) Co., Ltd.	The Buyer: CEEG (Shanghai) Solar Science & Technology Co., Ltd.
Address: No. 123, West Focheng Road, Economy and Technology Development Zone, Jiangning, Nanjing	Address: No. 68 West Gangde Road, Songjiang District, Shanghai
Postal code: 211100	Postal code: 214128
Contact person: Jianhua Zou	Contact person: Qiang Tao
Tel.: 025-52766767	Tel.: 021-57850711
Fax: 025-52766767	Fax: 021-57850700

Through amicable consultation and in accordance with the Contract Law of the People’s Republic of China, the parties hereof agreed to enter into the following contractual terms regarding purchase of the following goods for mutual compliance and performance:
1.	Goods summary
Subject	Specification and parameter	Quantity	Unit	Unit price (RMB)	Amount (RMB)
Monocrystalline 125 cells A	≥16.75%	2	MW	13.6 Yuan/W	Around 26,900,000
Monocrystalline 125 cells A2, A3	≥16.75%			13.3 Yuan/W
Total amount (in words): Around RMB twenty-six million nine hundred thousand
Remark: the price includes 17% valued-added tax (VAT).
After the quantity of goods picked up by the Buyer exceeds 1MW, the parties may renegotiate the price by supplementary agreement.

2.	Time and terms of payment
Within one month after the effectiveness of this contract, the Seller shall deliver to the Buyer the solar cells in installments with the quantity, specifications and types provided in this contract.  The Buyer shall remit the advance payment which accounts for 50% of total price of cells of each shipment into the account designated by the Seller within three days before the delivery of each shipment and then pick up the goods. As for the remaining 50% of each payment for goods, the Seller allows the Buyer to accumulate such amount to the credit facility of RMB 20 million granted to the Buyer (the credit facility of RMB 20 million is agreed in the contract numbered XS120080200).  The Buyer shall pay up the amount owed within the credit facility before March 31, 2009, otherwise, it shall pay to the Seller a default penalty of 0.04% of the total payment delayed per day.
A/C No. of Jiangning Sub-branch of China Merchants Bank: 078002380175610001 (The Seller will not accept other methods of payment)

3.	Packing requirements: The goods shall be packed in carton boxes suitable for highway transportation so as to meet requirements for long-distance and long-time transportation.

4.	Place and term of delivery
4.1 Place of delivery: the Seller’s location.
4.2 The Buyer shall be responsible for the transportation and the corresponding insurance of the goods.  If the Buyer requires the Seller to handle the transportation affairs for it, it shall bear the costs and risks of the transportation and shall buy insurance by itself.
4.3 Delivery in installments allowed.  The Buyer shall remit the payment which accounts for 50% of such goods into the account designated by the Seller based on the actual delivery quantity and amount within three working days upon receiving the delivery notice marked with the specific power list issued by the Seller.
4.4 The Seller shall deliver all the goods of such shipment within 7 days upon receiving such 50% payment.
4.5 The Seller shall provide VAT invoices to the Buyer within 10 days after each delivery.

5.	Quality requirements and technical standards:
See Appendix I (i.e. China Sunergy (Nanjing) Co., Ltd. Products Detailed Specifications. Shipment and transportation terms in Article 5.4 thereof are inapplicable).

6.	Quality inspection, quantity and objection
The Buyer shall complete quantity and quality inspection in accordance with the standard prescribed hereunder within seven days after picking up each shipment of goods. Any quality claims shall be issued by the Buyer in writing within three days of detection, and shall be inspected by a third party agreed upon by both parties.  If the Buyer fails to raise a quality claim within ten days after picking up each shipment of goods, the Seller’s products shall be deemed as qualified.  If the Buyer fails to raise a quantity claim within seven days after picking up each shipment of goods, the quantity shall be deemed as complying with the agreement.

7.	Transfer of Contractual Rights and Obligations
Neither party may transfer all or part of the rights and obligations hereunder without written consent of the other party.

8.	Confidentiality
The parties hereto and their respective employees, agents, representatives and counsels shall treat the terms and conditions under this contract and any of its supplementary agreements as business secrets and shall not disclose the information to any third party without consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses to the other party.

9.	Force majeure
If any party fails to perform the contract due to any force majeure event, the affected party shall notify the other party in writing within seven days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within fifteen days upon the end of such event. The affected party could be partially or wholly exempted from the liabilities in the light of the impact caused by such force majeure event. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be exempted from its liabilities.

10.	Integrity Assurance
It shall be deemed as damage to the Seller’s interest if the Buyer and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in other forms to any employee of the Seller, or if the Buyer and its staff carries out a transaction similar to this contract, in the name of the company or an individual, with any employee of the Seller or any third person introduced by such employee. The Buyer shall compensate as much as twice of the direct or indirect losses incurred by the Seller for such reason, and shall be liable for the liquidated damages of 20% of the amount of this contract per breach (up to RMB 1,000,000).
The integrity report method of the Seller: China Sunergy (Nanjing) Co., Ltd. Supervision Committee 025-52766726, JC@chinasunergy.com

11.	Dispute resolution
Any and all disputes arising from the validity, performance or interpretation of this contract shall first be resolved by the parties through amicable consultation. In case no settlement can been reached through consultation, the disputes shall be governed by the people’s court of first instance with jurisdiction where the Buyer is located.  All related fees paid for litigation (including attorney fees, travel fees, evidence collection fees, notarization fees and litigation fees, etc) shall be borne by the losing party.

12.	Effective and miscellaneous
12.1 The contract shall take effect upon signature by both parties or seal by the special authorized agents. In case the contract text covers more than one page, seal on the perforation shall be affixed to such pages.
12.2 The contract is in duplicate, with each party holding one counterpart respectively. The two counterparts shall have the same legal effect. The parties hereof shall send the original contract to each other within three working days of the date hereof.  Fax copies shall have the same effect as the originals.
12.3 Any matters not mentioned herein shall be mutually negotiated between both parties and set forth in the supplemental agreements, which shall have the same legal effect as the contract. If Appendix I conflicts with this contract, this contract shall prevail.

The Seller: China Sunergy (Nanjing) Co., Ltd.	The Buyer: CEEG (Shanghai) Solar Science & Technology Co., Ltd.
Signature/seal: /s/	Signature/seal: /s/
Date:	Date:

Supplementary Contract

Contract No.: XS120090076-1
Signing Place: Jiangning District, Nanjing
Signing Date: 2009-03-17

The Seller: China Sunergy (Nanjing) Co., Ltd.	The Buyer: CEEG (Shanghai) Solar Science & Technology Co., Ltd.
Address: No. 123, West Focheng Road, Economy and Technology Development Zone, Jiangning, Nanjing	Address.: No. 68 West Gangde Road, Songjiang District, Shanghai
Contact person: Jianhua Zou	Contact person: Qiang Tao
Tel.: 025-52766767	Tel.: 021-57850711
Fax: 025-52766767	Fax: 021-57850700

Due to market fluctuations, in order for both parties to seek better cooperation, the following amendments are hereby made to the relevant provisions in the contract (no. XS120090076) between the Seller and the Buyer dated as of January 23, 2009:
1. With the total quantity in Article 1 of the original contract (no. XS120090076) unchanged, this contract hereby amend the prices as follows:
Subject	Scope of conversion efficiency	Unit Price
Monocrystalline 125 cell A, A2, A3	≥16.75%	12.5 Yuan/W
Monocrystalline 156 cell A, A2, A3	≥16.00%	12.5 Yuan/W
2. The Buyer shall purchase from the Seller at least 1MW by March 2009.
3. Other provisions shall be carried out in accordance with the original contract (no. XS120090076).
4. This contract shall become effective upon signature and sealing of both parties.

The Seller: China Sunergy (Nanjing) Co., Ltd.	The Buyer: CEEG (Shanghai) Solar Science & Technology Co., Ltd.
Signature/seal: /s/	Signature/seal: /s/
Date:	Date: